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Metropolitan Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02116

                                                      December 8, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

     Re: Form N-6 Registration Statement for Variable Additional
         Insurance Options to be Issued through Metropolitan Life
         Separate Account UL (File No. 333-131664)

Commissioners:

   Pursuant to Rule 461 under the Securities Act of 1933, Metropolitan Life Insurance Company, on its own behalf as Depositor and principal underwriter and on behalf of Metropolitan Life Separate Account UL, respectfully requests that the effective date of the Registration Statement referred to above be accelerated and that the Registration Statement be declared effective on December 13, 2006.

                                                  Very truly yours,

                                                  Metropolitan Life Insurance
                                                  Company

                                                  /s/ John E. Connolly, Jr.
                                                  -----------------------------
                                                  John E. Connolly, Jr., Esq.
                                                  Assistant General Counsel